UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2008

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	000-53200	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17 Hulfish Street, Suite 280, Princeton, NJ 08542

(Address of principal executive offices)

(609) 683-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 18, 2008, we acquired a fee interest in Avion Midrise III & IV, located at 14550 and 14560 Avion Parkway, in Chantilly, Virginia. We acquired Avion Midrise III & IV for $41,500,000, exclusive of customary closing costs and loan assumption costs, which was funded from the proceeds of our initial public offering. As part of the acquisition, we assumed $22,186,414 of existing debt on Avion Midrise III & IV that has a 5.52% interest rate and matures in April 2014. Upon closing, we paid CBRE Advisors LLC, our investment advisor, an acquisition fee of approximately $415,000. This acquisition fee is not included in the $41,500,000 acquisition cost of Avion Midrise III & IV.

Avion Midrise III & IV each consist of a three-story office building, with surface parking lots, completed in 2003 and 2002, respectively. Avion Midrise III has 71,507 rentable square feet and is 100% leased to Lockheed Martin Corporation, a leading supplier of aerospace and defense products and services, under a lease that expires in September 2012. Avion Midrise IV has 71,504 rentable square feet and is 100% leased to the U.S. General Services Administration, under a lease that expires in January 2012. Both buildings have been improved to meet Sensitive Compartmentalized Information Facilities standards that include enhanced access control systems which meet specific security requirements for handling federal classified information.

The terms “we,” “our,” and “us” refer to CB Richard Ellis Realty Trust and its subsidiaries.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements. To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K not later than 71 calendar days after the date that this Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST

November 19, 2008	By:	/s/ Jack A. Cuneo
Name: Jack A. Cuneo Title: President and Chief Executive Officer